Exhibit 99.1

Omeros Announces Settlement of Infringement Suit Against ANDA Filer Par

—Par Confirms Validity of OMIDRIA Patents and Agrees

Not to Market a Generic Version of OMIDRIA Until 2032—

SEATTLE, WA – October 5, 2017 – Omeros Corporation (NASDAQ: OMER) today announced that it entered into a settlement agreement with Par Pharmaceutical, Inc. and its subsidiary Par Sterile Products, LLC (Par), resolving Omeros’ patent litigation against Par. The litigation concerned Par’s filing of an Abbreviated New Drug Application (ANDA) seeking approval from the U.S. Food and Drug Administration (FDA) to market a generic version of Omeros’ commercial drug OMIDRIA® (phenylephrine and ketorolac injection) 1% / 0.3%. In the settlement, Par, which had previously stipulated to infringement, acknowledges and confirms the validity of all asserted patents for OMIDRIA. The settlement includes a consent judgment filed with the U.S. District Court for the District of Delaware. Unless subsequently authorized pursuant to terms in the settlement agreement, Par will be prohibited by the judgment from launching a generic version of OMIDRIA until April 1, 2032. The last-to-expire of Omeros’ Orange Book listed patents for OMIDRIA expires on October 23, 2033. As part of the settlement agreement, if and when Par eventually enters the market, Par will pay to Omeros a royalty of 15 percent of Par’s net sales of any generic version of OMIDRIA until the latest expiration of Omeros’ U.S. Patents related to OMIDRIA.

The litigation against Par began in 2015 after Omeros received a Paragraph IV certification from Par in connection with Par’s filing of an ANDA seeking the FDA’s approval to market a generic version of OMIDRIA. Over the course of the litigation, Par had conceded that its proposed generic version of OMIDRIA would infringe the Orange Book-listed patents for OMIDRIA. Par, however, challenged the patents’ validity. The settlement agreement was entered into after a three-day trial before the U.S. District Court for the District of Delaware in July 2017 and post-trial briefing but prior to the court issuing a decision. As part of the agreement, Par acknowledges and confirms the validity of each of the patents listed in the Orange Book for OMIDRIA, namely U.S. Patent No. 8,173,707, U.S. Patent No. 8,586,633, U.S. Patent No. 9,066,856, U.S. Patent No. 9,278,101, U.S. Patent No. 9,399,040, and U.S. Patent No. 9,486,406.

“We are pleased with this settlement and what it represents to our company and its shareholders,” stated Gregory A. Demopulos M.D., chairman and chief executive officer of Omeros. “The settlement affirms our belief in the strength of our patents for OMIDRIA. Sales of OMIDRIA continue to grow as more and more facilities and surgeons incorporate the product into their cataract surgery routines, improving postoperative outcomes for their patients.”

About Omeros Corporation

Omeros is a commercial-stage biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, complement-mediated diseases and disorders of the central nervous system. The company’s drug product OMIDRIA® (phenylephrine and ketorolac injection) 1% / 0.3% is marketed for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. In the European Union, the European Commission has approved OMIDRIA for use in cataract surgery and other IOL replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. Omeros has multiple Phase 3 and Phase 2 clinical-stage development programs focused on: complement-associated thrombotic microangiopathies; complement-mediated glomerulonephropathies; Huntington’s disease and cognitive impairment; and addictive and compulsive disorders. The U.S. Food and Drug Administration has granted breakthough therapy, fast-track and orphan drug designations across a number of Omeros’ clinical programs. In addition, Omeros has a diverse group of preclinical programs and a proprietary G protein-coupled receptor (GPCR) platform through which it controls 54 new GPCR drug targets and corresponding compounds, a number of which are in preclinical development. The company also exclusively possesses a novel antibody-generating platform.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization and commercial operations, unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2017. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org